Exhibit 99.1

CONTACT:

Edith Hurley

617 926 1551

Panacos Provides Corporate and Strategic Update

Watertown, MA (February 23, 2009) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), today announced it has engaged Oppenheimer & Co. Inc. to advise the Company on strategic alternatives, which may include the sale of Panacos or its HIV development programs. In addition, the Company will close its Gaithersburg facility and reduce its workforce from 11 to four employees, effective February 27, 2009.

Among the departing employees are Chief Financial and Business Officer, Jane Pritchett Henderson, who joined the Company in January 2008, and Graham P. Allaway, PhD, Chief Operating Officer, who has served in this capacity since 2005 but was also a founder of the Company in 1999 and has been the lead scientist for Panacos’ development programs.

“The Company is taking these actions to help conserve capital as we continue to investigate potential financing and partnering options,” commented Alan W. Dunton, MD, President and Chief Executive Officer of Panacos. “The goal is to maximize the likelihood that Panacos’ proprietary antiviral programs, technology, and intellectual property will continue to be developed and commercialized, ultimately providing new treatment options for HIV patients. Jane and Graham have been critically important members of the executive team. I want to thank them and all of our employees for their contributions and loyalty to the Company, particularly in the face of such tough economic times. I wish them all the best in their future endeavors.”

The Company is continuing to explore strategic alternatives in order to monetize its technology assets, which may take the form of sales or licensing transactions with respect to some or all of those assets. In light of the Company’s cash position and current negative economic and capital markets conditions, if the Company is unable to enter into such transactions in a timely manner, the Company’s ability to continue operations beyond the second quarter of 2009 is in doubt.

Panacos has an intellectual property estate of 10 U.S. issued patents (and its foreign counterparts) and 12 U.S. patent applications pending (and its foreign counterparts). The Company’s second-generation program in HIV maturation inhibition has the potential to bring a compound into Phase 1 clinical testing within 12 months. The second-generation maturation inhibitors, while structurally related to bevirimat, have the ability to overcome the amino acid polymorphisms found in some strains of HIV, which reduce the sensitivity of those viruses to bevirimat. The second-generation compounds also have reduced serum protein binding compared to bevirimat and thus have the potential for a lower daily dose. The third-generation maturation inhibitor program has compounds that are chemically distinct from bevirimat and have activity against polymorphic HIV. These compounds are in the lead optimization stage of development.

Panacos has identified several compounds in its oral fusion inhibitor program that demonstrate potent in vitro activity against diverse HIV strains. A lead compound, PA-161, has been selected from these compounds and is poised to enter IND-enabling studies. PA-161 has good oral bioavailability in a rodent model and has shown potent in vitro activity against diverse HIV-1 strains, including enfuvirtide-resistant viral clones.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion. Approximately one million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure.

Except for the historical information contained herein, statements made herein, including those relating to the Company’s ability to complete the sale of its pipeline products or complete a strategic transaction of the Company in its entirety on favorable terms, the potential results of treatment with its pipeline products and future clinical trials and clinical practice, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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